EXHIBIT 11.2
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                     EXFO ELECTRO-OPTICAL ENGINEERING INC.

                               BOARD OF DIRECTORS
                        CORPORATE GOVERNANCE GUIDELINES



I.       BOARD ISSUES

         MEMBERSHIP:

1.       SIZE OF BOARD. The Board's maximum size is twelve (12) members.

2. MAJORITY OF INDEPENDENT DIRECTORS. The Board will have a majority of directors who meet the criteria for independence required by Nasdaq. The Board must determine, based on all of the relevant facts and circumstances, whether each director satisfies the criteria for independence and must disclose each of these determinations. The Board may adopt and disclose categorical standards to assist it in making such determinations and may make a general disclosure if each director meets these standards. Any determination of independence for a director who does not meet these standards, however, must be specifically explained.

3. BOARD MEMBERSHIP CRITERIA. The Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. This assessment will include an individual's qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board.

         Directors should advise the Chairman of the Board and the chair of the Human Resources Committee in advance of accepting an invitation to serve on another public company board.

         Exceptional candidates who do not meet all of these criterions may still be considered.

4. NEW DIRECTORS. The Human Resources Committee has, as one of its responsibilities, the recommendation of director candidates to the full Board. Nominees for directorship will be selected by the Human Resources Committee in accordance with the policies and principles in its charter. The Human Resources Committee will maintain an orientation program for new directors.


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5.       RETIREMENT.

         (a) TERM LIMITS. The Board does not favor term limits for directors, but believes that it is important to monitor overall Board performance. Therefore, the Human Resources Committee shall review each director's continuation on the Board every three years. This will allow each director the opportunity to conveniently confirm his or her desire to continue as a member of the Board.

         (b) RETIREMENT POLICY. No person shall be nominated by the Board to serve as a director after he or she has passed his or her 75th birthday, unless the Human Resources Committee has voted, on an annual basis, to waive, or continue to waive, the mandatory retirement age of such person as a director.

         (c) RESIGNATION POLICY - NON-INDEPENDENT DIRECTORS. Non-independent directors shall offer to resign from the Board upon their resignation, removal or retirement as an officer of the Company.

         (d) DIRECTORS CHANGING THEIR PRESENT JOB RESPONSIBILITIES. The Board expects directors to offer to resign from the Board upon a major change in their business position including, without limitation, retirement from the position on which their original nomination was based. There should, however, be an opportunity for the Board through the Human Resources Committee to review the continued appropriateness of Board membership under the circumstances. It is not the sense of the Board that in every instance the directors who retire or change from the position they held when they came on the Board should necessarily leave the Board.


II.      CONDUCT:

1. DIRECTORS' DUTIES. The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders. In discharging that obligation, directors should be entitled to rely on the honesty and integrity of the Company's officers, employees, outside advisors and independent auditors.

         Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as reasonable necessary to properly discharge their responsibilities. Directors are expected to review meeting materials prior to Board and committee meetings and, when possible, should communicate in advance of meetings any questions or concerns that they wish to discuss so that management will be prepared to address the same. Each director's attendance at, and preparation for, Board meetings and meetings of committees on which they serve, shall be considered by the Human Resources Committee when recommending director nominees.


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2.       BOARD MEETINGS.

         (a) SELECTION OF AGENDA ITEMS AND EXECUTIVE SESSIONS. The Chairman of the Board or the Chief Executive Officer or the Lead Director should establish the agenda for Board meetings. Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will meet at least two (2) times per year in executive session without any members of the Company's management, whether or not they are directors, who may otherwise be present. The Lead Director will be presiding at all executive sessions.

         (b) DISTRIBUTION OF MATERIALS. The Company shall distribute, sufficiently in advance of meetings to permit meaningful review, written materials, which shall in all events include recent financial information, for use at Board meetings.

         (c)      ATTENDANCE  OF   NON-DIRECTORS.   The  Board   believes  that
                  attendance of key executive officers augments the meeting process.

         (d)      NUMBER OF  MEETINGS.  The Board  shall hold a minimum of five
                  (5) meetings per year.

3. CONFLICTS OF INTEREST. Directors shall avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. The Company annually solicits information from directors in order to monitor potential conflicts of interest and directors are expected to be mindful of their fiduciary obligations to the Company.

4. SHARE OWNERSHIP BY DIRECTORS. The Board believes that the number of shares of the Company's stock owned by each director is a personal decision, and encourages stock ownership and the Board believes that each director should aim a value of stock ownership equal to three (3) times his base compensation (including Deferred Share Units).

5. DIRECTOR COMPENSATION. The form and amount of director compensation will be determined by the Human Resources Committee in accordance with the policies and principles set forth in its charter. The Human Resources Committee will review every three (3) years the director compensation with the Company's Vice-President of Human Resources and outside consultant.

6.       CONTINUING  DIRECTOR  EDUCATION.  The Human  Resources  Committee will
         maintain   orientation  programs  for  new  directors  and  continuing education programs for all directors.

7. ASSESSING BOARD PERFORMANCE. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Human Resources Committee will receive


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         comments from all directors as to the Board's  performance  and report annually to the Board with an assessment of the Board's performance, to be discussed with the full Board following the end of each fiscal year.

8. ACCESS TO OFFICERS AND EMPLOYEES. Board members have complete and open access to the Company's Chief Executive Officer, Chief Financial Officer, Legal Counsel [and Chief Compliance Officer]. Board members who wish to have access to other members of management should coordinate such access through one of the foregoing.

9. INTERACTION WITH THIRD PARTIES. The Board believes that management should speak for the Company and that the Chairman should speak for the Board.

10. BOARD AUTHORITY. The Board on behalf of each committee has the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance. Information learned during the course of service on the Board is to be held confidential and used solely in furtherance of the Company's business.

11. CONFIDENTIALITY. The Board believes maintaining confidentiality of information and deliberations is an imperative.


III.     COMMITTEE ISSUES

1. BOARD COMMITTEES. The Board will have at all times an Audit Committee, a Human Resources Committee which will also act as the Compensation Committee. Each of these Committees shall consist solely of independent directors. Committee members will be appointed by the Board upon recommendation of the Human Resources Committee with consideration of the desires of individual directors.

         The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

2. ROTATION OF COMMITTEE ASSIGNMENTS AND CHAIRS. Committee assignments and the designation of committee chairs should be based on the director's knowledge, interests and areas of expertise. The Board does not favor mandatory rotation of committee assignments or chairs. The Board believes experience and continuity are more important than rotation. Committee members and chairs may be rotated in response to changes in membership of the Board and in all cases should be rotated only if rotation is likely to increase committee performance.

3. COMMITTEE CHARTERS. Each committee shall have its own charter. The charters will set forth the purposes, goals and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee


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         structure and  operations  and committee  reporting to the Board.  The charters will also provide that each committee will annually evaluate its own performance.

4. FREQUENCY AND LENGTH OF COMMITTEE MEETINGS. The chair of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee's charter.


IV.      CHIEF EXECUTIVE OFFICER EVALUATION AND MANAGEMENT SUCCESSION

The Human Resources Committee will conduct an annual review and approve corporate goals and objectives relevant to Chief Executive Officer's compensation and set the Chief Executive Officer's compensation level based on this evaluation.

The Human Resources Committee will make recommendations to the Board with respect to potential successors to the Chief Executive Officer.





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